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                                TERMS AGREEMENT


                                                                  April 21, 2006



Citigroup Funding Inc.
388 Greenwich Street, 38th Floor
New York, New York 10013
Attn:  Treasury Capital Markets

Ladies and Gentlemen:

     We understand that Citigroup Funding Inc., a Delaware corporation (the "Company"), proposes to issue and sell $22,000,000 aggregate principal amount of its Stock Market Upturn NotesSM (Notes) Based Upon the Nasdaq-100( Index Due July 26, 2007 (the "Notes"). The payments due under the Notes will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the "Guarantor"). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the "Underwriter") offers to purchase 2,200,000 Notes for an amount equal to $21,670,000 (98.5% of the aggregate principal amount). The Closing Date shall be April 26, 2006 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The Notes shall have the following terms:

Title: Stock Market Upturn NotesSM (Notes) Based Upon the Nasdaq-100( Index Due July 26, 2007


Maturity:           July 26, 2007


Maturity Payment:  Holders of the Notes will be entitled to receive at maturity, for each $10 principal amount of Notes such holders hold, a payment equal to the sum of $10 and an Index Return Amount (as defined in the Prospectus Supplement dated April 21, 2006 relating to the Notes)

Interest Rate:     The Notes do not bear interest. No payments on




CFI Upturn Notes NDX Due 2007
Terms Agreement


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                             the Notes will be made until maturity

Initial Price To Public:     100% of the principal amount thereof

Redemption Provisions:       The Notes are not redeemable by the Company
                             prior to maturity

Trustee:                     The Bank of New York

Indenture:                   Indenture, dated as of June 1, 2005

     All the provisions contained in the document entitled "Citigroup Funding Inc. - Debt Securities - Underwriting Agreement Basic Provisions" and dated March 10, 2006 (the "Basic Provisions"), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

     The Underwriter hereby agrees in connection with the underwriting of the Notes to comply with the requirements set forth in any applicable sections of
Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

     Michael S. Zuckert, Esq. is General Counsel, Finance and Capital Markets of the Guarantor and legal counsel to the Company. Cleary Gottlieb Steen &
Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton
LLP is special tax counsel to the Company and the Guarantor.

     Please accept this offer no later than 9:00 p.m. on April 21, 2006, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:


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Terms Agreement

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 "We hereby accept your offer, set forth in the Terms Agreement, dated April 21,
2006, to purchase the Notes on the terms set forth therein."

                                   Very truly yours,



                                   CITIGROUP GLOBAL MARKETS INC.


                                   By: /s/ Richard T. Chang
                                       --------------------------
                                       Name:  Richard T. Chang
                                       Title: Managing Director


ACCEPTED:

CITIGROUP FUNDING INC.



By: /s/ Geoffrey S. Richards
    ----------------------------
    Name:  Geoffrey S. Richards
    Title: Vice President
           and Assistant Treasurer


CITIGROUP INC.



By: /s/ Charles E. Wainhouse
    ----------------------------
    Name:  Charles E. Wainhouse
    Title: Assistant Treasurer



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Terms Agreement